EXHIBIT 10.5

                          GENERAL BINDING CORPORATION
                    2005 RESTRICTED STOCK UNIT GRANT NOTICE


1. THIS GRANT NOTICE made this 23rd day of February, 2005, the ("Award Date"), by and between General Binding Corporation ("GBC" or the "Company") and ______________ (the "Participant") is evidence of an Award made under the 2001 Stock Incentive Plan for Employees, as amended and restated (formerly the 2001 Stock Option Plan for Employees) (the "Stock Plan") which is incorporated into this Grant Notice by reference. A copy of the Plan has been provided to the Participant. Unless defined herein, capitalized terms have the meaning ascribed to them in the Stock Plan.

2. Restricted Share Unit Award. The Company hereby awards to the Participant as of the Award Date _______ restricted stock units (the "RSUs"). Except as hereinafter provided, with respect to the RSUs granted hereunder, vesting shall occur on February 23, 2008 (the "Vesting Date"), provided the Participant remains an employee of GBC. While the restrictions are in effect, the RSUs are not transferable by the Participant by means of sale, assignment, exchange, pledge, or otherwise, except as provided herein.

3. Restricted Stock Units. At such time as the RSUs vest (i.e., the restrictions lapse), the RSUs will be converted into shares of Stock (the "Shares") on a one-for-one basis. RSUs awarded will be appropriately adjusted, if necessary, as provided for in Section 5.4 of the Stock Plan. Until the RSUs vest and the shares are issued to Participant, the Participant will not be entitled to any rights of a shareholder with respect to the RSUs.

4. Dividend Equivalents. Subject to the restrictions, limitations, terms and conditions as described in the Stock Plan and this Grant Notice, Dividend Equivalents with respect to the RSUs will be accrued on behalf of the Participant at the time that dividends are otherwise paid to owners of Stock.

5. Distribution of the Award. Subject to Section 6 of this Grant Notice, as soon as practicable following the Vesting Date (or at such later date as required to comply with Section 409A of the Internal Revenue
         Code), the RSUs will be converted into Shares and distributed to the Participant. Dividend Equivalents accrued thereon will be paid to the Participant in cash.

6. Taxes. Under current U.S. tax law, a Participant receives no taxable income when RSUs are awarded or Dividend Equivalents are accrued. The Vesting Date is a date when a taxable event occurs. The market value of the Stock on the Vesting Date and the amount of the Dividend Equivalents paid will determine the amount of taxable income. This amount is then subject to applicable federal, state and local tax-withholding requirements. Amounts necessary to settle the statutory minimum tax-withholding requirements will be withheld first from the amount of Dividend Equivalents then being paid and then by withholding otherwise distributable Shares having a Fair Market Value equal to any remaining minimum tax-withholding requirements. Such withholding of Shares shall not be required to the extent the Participant pays the amount of such tax-withholding to the Company in cash.


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7.       Retirement, Death or Total Disability. If the Participant's
         Retirement, death or Disability occurs (the "Event") before the Vesting Date, the restrictions will lapse with respect to a pro-rata number of the RSUs and Dividend Equivalents using the number of months from the Award Date to the Vesting Date as the denominator and the number of whole and partial months of active service from the Award Date to the date of the Event, as the numerator of the proration fraction. The RSUs with respect to which the restrictions lapse and related Dividend Equivalents and interest will be released as soon as practicable, subject to Section 6 of this Grant Notice.

8. Other Post-Employment Provisions. In the event of any termination of the Participant's employment other than due to an Event or in connection with a Change in Control before the RSUs have vested, the RSUs and Dividend Equivalents of the Participant will be forfeited by such Participant, unless, based upon the circumstances surrounding such termination, the Committee, in its sole discretion, determines that such unvested RSUs and Dividend Equivalents shall be proportionately vested based upon the formula set forth in Section 7 above. In no event, however, shall any portion of unvested RSUs or Dividend Equivalents become vested if the termination of employment is a termination by the Company for Cause. In the event the Participant's employment is terminated by the Company at the time of or after the Transaction (as defined in Section 10 of this Grant Notice) in a manner which entitles the Participant to receive severance pursuant to any written agreement between the Company and the Participant or plan of the Company ("Severance Arrangement"), in lieu of any full vesting to which the Participant would otherwise be entitled under such Severance Arrangement, the Participant shall be entitled to continue to vest in the RSUs during the period over which such severance is paid and/or calculated (irrespective of whether severance is paid over time or in a lump sum). The immediately preceding sentence shall supersede in full any provisions in the Stock Plan or any Severance Arrangement to the contrary.

9. Disposition of Business. Except as otherwise provided in Section 10 below, in the event of the sale, closing or spin-off of a division, business unit or other segment of the Company, or any business transaction similar in nature thereto, all RSUs and Dividend Equivalents of Participants employed by that entity will vest and/or be forfeited in accordance with Section 10 below as if such event was a Change in Control with respect to the affected Participants.

10. Change in Control. In the event that a Change in Control (as defined in Article 11 of the Stock Plan) occurs, the restrictions will lapse as of the date of the Change in Control ("Change in Control Date") with respect to (a) all RSUs and (b) all Dividend Equivalents. Nothing in the foregoing to the contrary withstanding, in no event shall the transactions contemplated pursuant to the Agreement and Plan of Merger between Fortune Brands, Inc., ACCO World Corporation and Gemini Acquisition Sub, Inc. and the Company (the "Transaction") be deemed or considered a "Change in Control" for purposes of this Grant Notice, and no vesting shall accelerate in connection with the Transaction. The immediately preceding sentence shall supersede in full any provisions in the Stock Plan with respect to the award made in this Grant Notice to the contrary.


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11.      Conformity With the Plan. Except as otherwise provided herein, this
         Award is intended to conform in all respects with, and is subject to, all applicable provisions of the Stock Plan. Except as otherwise provided herein, inconsistencies between this Grant Notice and the Stock Plan shall be resolved in accordance with the terms of the Stock Plan. By acceptance of this Grant Notice, Participant agrees to be bound by all of the terms of this Grant Notice and the Stock Plan.

12. Interpretation. Any dispute, disagreement or question which arises under, or as a result, of, or in any way relates to the interpretation, construction or applicability of the Stock Plan will be determined and resolved by the Committee.

13. Employment Rights. Nothing in the Stock Plan or this Grant Notice will confer on the Participant any right to continue in the employ of the Company or in any way affect the Company's right to terminate the Participant's employment without prior notice at any time and for any reason.


                                        GENERAL BINDING CORPORATION


                                        By:  /s/ Dennis J. Martin
                                             ----------------------------------
                                                 Dennis J. Martin
                                                 Chairman, President and Chief
                                                 Executive Officer


TO:      Vice President, Human Resources
         General Binding Corporation


I hereby agree to the terms and conditions of this Restricted Stock Unit Grant Notice. I also hereby acknowledge receipt of a copy of the General Binding Corporation 2001 Stock Incentive Plan for Employees, as amended and restated (formerly the General Binding Corporation 2001 Stock Option Plan for Employees) and, having read it, I hereby signify my understanding of, and my agreement with, its terms and conditions as of the date of this Award.



---------------------------------
Participant




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